Exhibit 23.2

                  Cinnamon Jang Willoughby & Company

Chartered Accountants

A Partnership of Incorporated Professionals

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report, dated March 15, 2006 (except note 2 relating to the restatements which is as of January 23, 2008), appearing in the Annual Report on Form 10-KSB covering the consolidated financial statements of Ableauctions.com, Inc. for the year ended December 31, 2005 and to the incorporation of our report into the registration statements on Form S-8 of Ableauctions.com, Inc. and subsidiaries, which were filed with the Commission as numbers 333-117979, 333-114906, 333-32740, 333106102, 333-106101, 333-106005, 333-87800 and 333-32740, and on Form S-3, which were filed with the Commission as numbers 333-112504 and 333-109844.

/s/ Cinnamon Jang Willoughby & Company

CHARTERED ACCOUNTANTS

Burnaby, BC, Canada

January 25, 2008

Endnotes

HLB